CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KLA-TENCOR CORPORATION
KLA-Tencor Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST: The name of the corporation is KLA-Tencor Corporation. The corporation was originally incorporated under the name “KLA Corporation” and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 9, 1975.
SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation further amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.
THIRD: The terms and provisions of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.
FOURTH: Section 1(c) of ARTICLE EIGHTH of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:
“(c)    Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the effective date of this amendment (including the terms of the directors elected at the 2012 annual meeting of stockholders) shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting (i.e., the directors designated as Class III directors) shall be elected to hold office for one-year terms expiring at the 2014 annual meeting of stockholders, (ii) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting (i.e., the directors designated as Class I and Class III directors) shall be elected to hold office for one-year terms expiring at the 2015 annual meeting of stockholders, and (iii) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.”
FIFTH: Section 1(d) of ARTICLE EIGHTH of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:
“(d)    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for the remainder of the full term of the class of directors in which such new directorship was created or such vacancy occurred and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”
SIXTH: Section 1(e) of ARTICLE EIGHTH of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:
“(e)    Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at or prior to the 2015 annual meeting of stockholders, any director or directors, or the entire Board of Directors, may be removed, but only for cause, by the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation then entitled to vote generally in the election of directors, voting together as a single class at a meeting of stockholders called for that purpose, and (ii) at any time after the 2015 annual meeting of stockholders, any director or directors, or the entire Board of Directors, may be removed, with or without cause, by the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation then entitled to vote generally in the election of directors, voting together as a single class at a meeting of stockholders called for that purpose. Vacancies in the Board of Directors resulting from such removal may be filled by (A) a majority of the directors then in office, though less than a quorum, or (B) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen in accordance with clause (A) of the preceding sentence shall hold office for the remainder of the full term of the class of directors in which such vacancy occurred and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation or removal; directors so chosen in accordance with clause (B) of the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders immediately following such director’s election to the Board of Directors.”

Signature Page Follows

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer, effective as of November 8, 2012.

KLA-TENCOR CORPORATION

By:	/s/ Brian M. Martin
Name:	Brian M. Martin
Title:	Executive Vice President, General Counsel and Corporate Secretary